Exhibit 99.1

Investor contact:

Lisa Laukkanen

The Blueshirt Group for InterVideo

415-217-4967

lisa@blueshirtgroup.com

INTERVIDEO ANNOUNCES AMENDMENT TO FINANCIAL STATEMENTS RESULTING

IN UNDERSTATED EARNINGS

Company Corrects Previously Reported Charges Associated with its Majority Investment in Ulead Systems

Fremont, Calif., January 24, 2006—InterVideo, Inc. (Nasdaq:IVII), a leading provider of DVD software, announced today that it intends to file amendments to its Forms 10-Q for the quarters ended June 30, 2005 and September 30, 2005, due to the misapplication of certain complex accounting principles to its purchase of a controlling interest in Ulead Systems (Ulead) and other purchase accounting related adjustments pertaining to amortization charges of intangible assets and deferred taxes which resulted in the understatement of net income for both quarters. The expected effect of these restatements will be to decrease the loss for the second quarter of 2005 to approximately $1.8 million, or $0.13 per diluted share, and to increase earnings for the third quarter of 2005 to approximately $2.5 million, or $0.16 per diluted share. InterVideo previously reported a loss of $4.1 million, or $0.30 per diluted share, for the second quarter of 2005 and earnings of $2.4 million, or $0.16 per diluted share, for the third quarter of 2005. For the six months ended June 30, 2005, the expected effect of these restatements will be to increase earnings to approximately $831,000, or $0.05 per diluted share, from the previously reported loss of $1.5 million, or $0.11 per diluted share. For the nine months ended September 30, 2005, the expected effect of these restatements will be to increase earnings to approximately $3.4 million, or $0.22 per diluted share, from the previously reported earnings of $921,000, or $0.06 per diluted share.

Adjustments to the previously reported unaudited financial statements noted above were the result of InterVideo’s review of its application of purchase accounting under Statement of Financial Accounting Standards No. 141, Business Combinations, and completion of its purchase price allocation. This review has resulted in the determination to apply the partial goodwill method (or parent company theory) instead of the previously applied full goodwill method (or entity theory), which is discussed in an exposure draft related to the Financial Accounting Standards Board’s reconsideration of the business combination accounting. The application of the partial goodwill method requires the Company to record its share of Ulead’s assets and liabilities, and resulting intangible assets, including goodwill, at the proportionate share acquired based upon the purchase price. The overstated amortization charges are the result of the Company incorrectly calculating purchase related in-process research and development costs and intangibles amortization. The deferred tax adjustments resulted from the finalization of the deferred income tax calculations associated with the Ulead purchase. The total effect of the restatement, including the impact on GAAP net income (loss) and earnings (loss) per diluted share, is summarized in the table below.

A Form 8-K is being filed in conjunction with this press release and amended Forms 10-Q for the quarters ended June 30, 2005 and September 30, 2005 will be filed in the coming weeks.

About InterVideo, Inc.

InterVideo is a leading provider of DVD software. InterVideo has developed a technology platform from which it has created a broad suite of integrated multimedia software products that allow users to capture, edit, author, burn, distribute, and play digital video. InterVideo’s software is bundled with products sold by the majority of the leading PC OEMs. The company is headquartered in Fremont, CA with regional offices in Europe, Taiwan, China and Japan. For more information, contact InterVideo at 510/651-0888 or visit the company’s Web site at www.intervideo.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, the anticipated effect on the Company’s financial results of the restatement described herein. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including the risk that the financial results may change after final review by our auditors and other risks and uncertainties. Please consult the various reports and documents filed by InterVideo with the U.S. Securities and Exchange Commission, including but not limited to InterVideo’s annual report on Form 10-K for other risk factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and InterVideo disclaims any responsibility to update or revise any forward-looking statement provided in this news release. InterVideo is a registered trademark of InterVideo, Inc. All other trademarks are the property of their respective holders.

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Restatement Summary for the Three and Six Months Ended June 30, 2005

and the Three and Nine Months Ended September 30, 2005

Selected Financial Statement Information

(in millions except per share and share data)

	Three Months Ended June 30, 2005 (unaudited)		Six Months Ended June 30, 2005 (unaudited)		Three Months Ended September 30, 2005 (unaudited)		Nine Months Ended September 30, 2005 (unaudited)
	As Reported	Expected Restated Amounts	As Reported	Expected Restated Amounts	As Reported	Expected Restated Amounts	As Reported	Expected Restated Amounts
Selected Statement of Operations Components
Revenue	$27.6	$27.6	$49.5	$49.5	$29.0	$29.0	$78.5	$78.5
Cost of revenue	(10.9)	(10.7)	(20.1)	(19.9)	(9.9)	(9.7)	(30.0)	(29.5)
Gross profit	16.7	16.9	29.4	29.6	19.1	19.3	48.5	49.0
Total operating expenses	(19.5)	(17.3)	(28.2)	(26.0)	(15.7)	(15.7)	(43.9)	(41.6)
Provision for income taxes	(0.6)	(0.8)	(2.3)	(2.4)	(2.1)	(2.2)	(4.3)	(4.6)
Net income (loss)	$(4.1)	$(1.8)	$(1.5)	$0.8	$2.4	$2.5	$0.9	$3.4

Net income (loss) per share:
Basic	$(0.30)	$(0.13)	$(0.11)	$0.06	$0.17	$0.18	$0.07	$0.24
Diluted	$(0.30)	$(0.13)	$(0.11)	$0.05	$0.16	$0.16	$0.06	$0.22

Number of shares used in net income per share calculation (in 000’s)
Basic	13,980	13,980	13,886	13,886	14,046	14,046	13,940	13,940
Diluted	13,980	13,980	13,886	15,406	15,382	15,382	15,400	15,400

	As of June 30, 2005 (unaudited)		As of September 30, 2005 (unaudited)
	As Reported	Expected Restated Amounts	As Reported	Expected Restated Amounts
Selected Balance Sheet Components
Held for sale asset	$—	$—	$19.5	$19.6
Property and equipment	24.1	24.0	3.8	3.6
Goodwill	2.3	1.0	2.5	1.0
Other purchased intangible assets	14.5	7.8	13.9	7.4
Other assets	4.6	4.2	4.7	4.4
Accrued liabilities	18.5	19.1	17.3	17.4
Deferred revenue	7.8	8.3	8.2	8.5
Deferred tax liabilities	6.6	1.0	6.2	1.0
Minority interest	26.3	19.9	23.9	19.3
Accumulated other comprehensive income	(0.1)	0.0	1.0	(0.3)
Retained earnings	$5.0	$7.3	$7.4	$9.9